As filed with the Securities and Exchange Commission on March 28, 2007

Registration No. 333-137439

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RF MONOLITHICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	76-1638027
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

4441 Sigma Road, Dallas, Texas 75244

(Address of Principal Executive Offices) (Zip Code)

1997 EQUITY INCENTIVE PLAN

(Full title of the plans)

David M. Kirk, President and Chief Executive Officer

RF Monolithics, Inc.

4441 Sigma Road

Dallas, Texas 75244

(972) 233-2903

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Morton PLLC

Attn: Stephen C. Morton, Esq.

12222 Merit Drive, Suite 1270

Dallas, Texas 75251

INSTRUCTION E

EXPLANATORY NOTE

As of March 22, 2007, 328,212 shares remained available for offer and sale (but were not issued or subject to outstanding options or other awards) under this Registration Statement (the “Prior S-8”) and the Registrant’s 1997 Equity Incentive Plan (the “Prior Plan”).

This Post-Effective Amendment No. 1 to this Prior S-8 is filed to provide that up to 328,212 shares available for offer and sale but not issued or subject to outstanding options or other awards as of March 22, 2007 under the Prior Plan will no longer be issued under the Prior Plan but may be issued under the Registrant’s 2006 Equity Incentive Plan (the “Carry Forward Shares”). Contemporaneously with the filing of this Post-Effective Amendment No. 1 to this Prior S-8, the Registrant is filing a registration statement on Form S-8 (the “New S-8”) to register for offer and sale the Carry Forward Shares under the 2006 Equity Incentive Plan. On January 17, 2007, the Registrant’s stockholders approved the issuance of the Carry Forward Shares and up to 1,540,066 shares subject to outstanding awards under the Prior Plan that may subsequently cease to be subject to such awards as a result of cancellations, expiration of options, forfeiture of restricted stock or restricted stock units or for any other reason, pursuant to the Registrant’s 2006 Equity Incentive Plan.

In accordance with the principles set forth in Interpretations 89 and 90 under Section G “Securities Act Forms” of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Securities and Exchange Commission and General Instruction E to Form S-8, the Carry Forward Shares are being carried forward from the Prior S-8 to the New S-8.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 27th day of March, 2007.

RF MONOLITHICS, INC.

By:	/s/ DAVID M. KIRK
David M. Kirk, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

	Signature	Title	Date

/s/ DAVID M. KIRK
	(David M. Kirk, President and Chief Executive Officer)	Principal Executive Officer and Director	March 27, 2007

/s/ HARLEY E BARNES III
	(Harley E Barnes III, Chief Financial Officer)	Principal Financial Officer	March 27, 2007

/s/ JAMES P. FARLEY
	(James P. Farley, Vice President and Controller)	Controller	March 27, 2007

/s/ MICHAEL R. BERNIQUE*
	(Michael R. Bernique, Chairman of the Board)	Director	March 27, 2007

/s/ WILLIAM L. EVERSOLE*
	(William L. Eversole)	Director	March 27, 2007

/s/ DEAN C. CAMPBELL*
	(Dean C. Campbell)	Director	March 27, 2007

/s/ FRANCIS J. HUGHES, JR.*
	(Francis J. Hughes, Jr.)	Director	March 27, 2007

* By:	/s/ DAVID M. KIRK
(David M. Kirk)
Attorney-in-Fact